Exhibit 99.2

AUGUST 06, 2015 / 8:30PM, HTGM - Q2 2015 HTG Molecular Diagnostics Inc Earnings Call

CORPORATE PARTICIPANTS

Jamar Ismail WestWicke Partners - IR

TJ Johnson HTG Molecular Diagnostics Inc. - CEO

Shaun McMeans HTG Molecular Diagnostics Inc. - CFO, VP - Finance & Administration

CONFERENCE CALL PARTICIPANTS

Jose Haresco JMP Securities - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the HTG Molecular Diagnostics Second Quarter 2015 Results Conference Call.

At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session, and instructions will follow at that time.

If anyone should require assistance during the conference, please press star, then zero on your touch-tone telephone.

I would now like to introduce your host for today’s conference, Jamar Ismail from WestWicke Partners. Sir, you may begin.

Jamar Ismail - WestWicke Partners - IR

Thank you, Operator.

Earlier today, HTG released financial results for the quarter ended June 30th, 2015.

Before we begin the call, let me remind you that the company’s remarks include forward-looking statements within the meaning of federal securities laws, including statements regarding HTG’s strategic initiatives and installed base, and expectations regarding revenue, gross margins, operating expenses, and other financial results.

These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond HTG’s control, that may cause HTG’s actual circumstances, events, or results to differ materially from those projected on today’s call.

Factors that could cause events or results to differ materially include those risks and uncertainties described from time to time in HTG’s SEC filings.

HTG cautions listeners not to place undue reliance on any forward-looking statements. HTG is providing us information as of the date of this call, and undertakes no obligation to update any forward-looking statements.

With that, I would like to turn the call over to TJ Johnson, President and Chief Executive Officer. TJ?

TJ Johnson - HTG Molecular Diagnostics Inc. - CEO

Thank you, Jamar.

AUGUST 06, 2015 / 8:30PM, HTGM - Q2 2015 HTG Molecular Diagnostics Inc Earnings Call

Good afternoon to everyone, and thank you for joining us on our second quarter conference call. On today’s call, I will briefly discuss our second quarter and recent accomplishments, then we’ll provide an update on our strategic initiatives as we build towards our long-term goal of democratizing of molecular profiling.

I will then turn the call over to our CFO, Shaun McMeans, for more detail on our Q2 financial results.

After that, I will make closing remarks, and then open up the call to your questions.

Q2 was dominated by our May close of our IPO, and beginning the process of deploying new resources against our five focus initiatives. Our financials in Q2 were in line with prior-quarter trends, as we see product revenues becoming the dominant portion of our revenues.

Our Q2 2015 revenue was $791,000. Our reagent consumable product sales were $593,000, representing meaningful growth over Q2 last year, and 13% over Q1 this year primarily driven by our micro-RNA profiling panel.

As previously discussed, we expect our planned new panels to accelerate instrument and consumable product growth in the second half of this year.

Instrument revenue, as expected, continues to be lumpy. We do expect total revenues to become more linear as we grow, but we are not there yet.

Our contracted install base reached 40 in Q2. This includes 16 systems sold, two RAPs or Reagent Annuity Program agreements, 19 PEPs, or Performance Evaluation Plan units, and three units under contract at KOL or key opinion leader sites.

In July, we saw an early uptick, with four units converted from PEPs to sold units or RAP agreements in the month, certainly not indicating a trend just yet a positive early indicator of a possible uptick as we expect in the second half of the year.

Two other recent and notable accomplishments were gain – gaining membership in the international Worldwide Innovative Network, or WIN, consortium, and achieving our ISO 13485 recertification.

I want to remind everybody our strategic focus priorities for 2015 continue to include the following. One, an increase in our product offerings to drive instrument adoption, making significant progress in our initial IVD program, or our lung fusion program, targeting a 2016 submission to FDA. Improving commercial productivity driven by menu expansion and new commercial tools. Accelerate our market development through efforts such as joining the WIN consortium partnership, and initiating the development of our low volume EdgeSeq instrument.

As I’ve indicated before, expansion of our product menu continues to be a key area focus as we believe it is crucial to accelerating placements of the HTG Edge and EdgeSeq systems.

Our recently launched 2,560 gene oncology biomarker panel is very early in the commercialization process. We expect that this product will be a key catalyst for HTG in the second half of 2015.

We also completed development and added an updated DMPK panel, targeting customers whose cell lines have high basal levels to our menu for the HTG Edge system.

Our HTG EdgeSeq panel development programs for immuno-oncology Diffuse Large B Cell Lymphoma and [FGFR] are rapidly progressing through late-stage development, and we plan to commercialize these products during the balance of 2015.

In addition, we plan to launch the [RUO] version of our lung fusion and insertion panel in the second half of the year, and as I’ve said before, targeting a 2016 IVD submission.

AUGUST 06, 2015 / 8:30PM, HTGM - Q2 2015 HTG Molecular Diagnostics Inc Earnings Call

We are proceeding with development and have critical items lined up, but the complete IVD schedule is still being finalized for our development agreement with Illumina.

As I mentioned earlier, we recently completed a successful external audit and received our ISO 13485 recertification, which will be valid through 2018. This recertification gives us added confidence in our quality system as we move forward with our planned submission of our first IVD product for FDA pre-market approval and CE/IVD marking.

We have also begun the process of adding capacity for our R&D efforts with staffing and lab expansion. As part of this effort, we have hired several new development resources, and they’re being carefully integrated into our workstreams. We have doubled our sequencing capacity, and now have five sequencers in our internal core supporting our customer applications and internal development efforts, and another sequencer on order.

Additionally, we plan to expand and improve our facility to add lab and manufacturing space. This project will be ongoing through the remainder of 2015 and into 2016, and is being managed in phases to assure minimal effect on our in-process programs.

Going forward, we will be referring to our planned new instrument for the lower sample volume market as Project Janus.

As a reminder, we plan to launch the third iteration of our EdgeSeq platform in 2017.

The Janus project leader and I just returned from the AACC conference, where we held proposal meetings with our final external development partner candidates. We expect to choose our development partner and transition this program into full development phase within the next few months.

Sales productivity and market development continue as another key strategic focus area for our team. In addition to the menu expansion programs that will be catalysts for platform adoption, we have made progress across several productivity initiatives.

We have completed our beta testing of our salesforce.com CRM, or customer relationship management system, and will be implementing the system to the balance of our field team during Q3.

The commercial team is very excited by the tools available with salesforce.com in realizing the benefits we identified during beta testing. The majority of our team, including sales management, had prior experience with salesforce.com, so we expect a smooth implementation.

Data interpretation of our EdgeSeq panels has been an early adoption challenge for us, given the volume of genomic data we provide. We’re in development of a web access suite of data interpretation and application support tools that we expect to deploy to our customers in Q4.

These web access tools will provide customers with best practice capabilities for data quality control, normalization, differential gene expression, replicant reproducibility, and cross-platform comparisons.

In addition, we are starting to onboard new headcount in the direct sales team this quarter. Time to match our planned new menu additions.

We are also working on initial plans to establish direct sales in Europe early next year.

As we have communicated, late-stage pharma collaborations continue to be a focus of our commercial efforts. We are currently involved in 24 active development programs across several leading biopharmaceutical companies who are incorporating companion diagnostics in their drug development programs. Completing and commercializing the HTG EdgeSeq version of DLBCL cell of origin classifier immuno-oncology panel and FGFR panel will be key as our customers are interested in adopting the larger, higher-content EdgeSeq-based panels.

As a reminder, these new sequencing-based panels are designed to provide greater content, better sensitivity, and require even less sample and will replace our current place – plate-based Edge panels.

AUGUST 06, 2015 / 8:30PM, HTGM - Q2 2015 HTG Molecular Diagnostics Inc Earnings Call

I just returned from several senior management meetings with key biopharma accounts. I was extremely pleased with the feedback on our team and our technology.

Moving on to our market development efforts, in July, HTG was invited and accepted and joined the WIN Consortium as an official technology partner. The consortium, the World Wide Innovative Networking in Personalized Cancer Medicine, is a global collaboration of over 40 leading organization whose aim matches our mission to develop more effective cancer diagnostics and therapeutics, shorten clinical trial timelines, and reduce the overall cost of cancer care.

The partnership will use HTG EdgeSeq system and products to develop diagnostic tests for innovative clinical trials matching multiple targeted therapies with molecular expression profiling.

We are excited to bring our technology to the partnership and be included in the overall WIN mission.

We believe the breadth of this partnership will open up many downstream collaboration opportunities.

In summary, we had a promising first half of 2015 with several strategic growth drivers on our horizon. Our second quarter was dominated by IPO-related activities, but also a focus on putting the resources to work. Our entire organization is aligned and focused on executing against our plans and building momentum in the second half of the year and into 2016.

I will now turn the call over to Shaun McMeans, our chief financial officer.

Shaun McMeans - HTG Molecular Diagnostics Inc. - CFO, VP - Finance & Administration

Thank you, TJ.

For Q2 2015 revenue increased by $456,000 to $791,000 when compared to the same period in 2014, consumables revenue increased to $593,000 in Q2 2015 from $74,000 in Q2 2014. This increase was driven by continued market acceptance of our micro-RNA profiling panel.

Instrument revenue increased to $56,000 in Q2 2015 from $1,200 in Q2 2014. Service and other revenue including grants totaled $142,000 in Q2,2015, compared to $259,000 in Q2 2014.

As a reminder, the company’s NIH grant ended in June 2015.

Gross margin for Q2 2015 was minus 5.6% compared to minus 84.1% in Q2 2014. This year over year margin improvement is a result of increasing sales volume and our shifting focus towards – toward product revenue, which generally results in higher margins in service and grant revenue.

Gross margin for the quarter was lower than Q1 2015 due to an additional reserve of $168,000 in Q2 2015 for excess HTG Edge reader inventory. The reserve is the result of a higher demand for our HTG EdgeSeq products introduced in 2014, excuse me, which do not utilize the reader technology.

We anticipate improvement to our gross margins in the second half of the year as our revenue mix transitions further towards products and sales volume continues to increase.

Operating expenses for Q2 2015 were $4.7 million, compared to $3.3 million for Q2 2014. The increase in operating expenses was driven by a $0.8 million increase in sales and marketing costs, primarily related to increased headcount, and a $0.5 million increase in general administrative costs primarily related to increased headcount and professional fees.

The increase in professional fees is related to financial audits, legal consulting, and other costs incurred in connection with our initial public offering.

AUGUST 06, 2015 / 8:30PM, HTGM - Q2 2015 HTG Molecular Diagnostics Inc Earnings Call

Research and development expenses were $1.0 million in Q2 2015 compared to $0.9 million in Q2 2014, making up the remainder of this operating expense change.

We anticipate research and development expenses will continue to ramp up, up in the second half as we continue our focus on panel expansions and begin Janus Program development, as TJ noted earlier.

Net loss from operations for Q2 2015 was $6.5 million compared to $3.7 million for Q2 2014. Net loss from operations in Q2 2015 includes a loss from a change in preferred stock warrant valuation of $0.6 million and a loss in the settlement of convertible debt of $0.7 million.

Net loss per share was $1.73 for Q2 2015 and $49.62 for Q2 2014. The decrease in loss per share reflects the conversion of the company’s preferred stock, and sale of common stock as a result of the May IPO. We ended the second quarter with $11.2 million in cash and equivalents. Additional IPO proceeds of $32.9 million were invested in short and long-term available for sale securities.

At this point I would like to turn the call back to TJ for some closing comments.

TJ Johnson - HTG Molecular Diagnostics Inc. - CEO

Thank you, Shaun.

In summary, our team’s focus over the second half of 2015 will be to advance our many expansion programs, including new data analysis tools, which we believe will accelerate instrument placements. The response to our technology has been very positive, but we understand that we need to remove adoption impediments as we identify them.

We have a robust pipeline of products in the development cycle, and have launched two of our planned six panels to date. The remaining four panels are on schedule for commercialization in Q3 and Q4.

The deployment of new resources to enhance the productivity of our commercial teams including implementation of salesforce.com and new data analysis tools should help drive our expected increase of second half revenues versus the first half of this year.

We also expect to scale our commercial team in a phased approach to leverage our growing product offerings, and have activated the initial steps of our plan for direct sales in Europe in 2016.

As discussed, we expected – we continue to expect our revenues and expenses to ramp up in the second half of 2015 as we build momentum into 2016. We are pleased to be in a position to further our vision at HTG. We believe our proprietary HTG EdgeSeq technology platform will redefine how patient samples are processed by enabling more robust profiling of my new samples in a decentralized lab model. We believe this will facilitate faster turnaround times for patients and reduce costs for the healthcare system.

We will now open the call for your questions.

QUESTIONS AND ANSWERS

Operator

Thank you.

(Operator Instructions).

Our first question is from Dan Leonard with Leerink Partners. Your line is open.

AUGUST 06, 2015 / 8:30PM, HTGM - Q2 2015 HTG Molecular Diagnostics Inc Earnings Call

Unidentified Participant

Hi, this is [Kevin], in for Dan today.

TJ Johnson - HTG Molecular Diagnostics Inc. - CEO

Hi Kevin.

Unidentified Participant

First of all – Hi. Could I – could I just double check with you the four conversions in a quarter, were they all converted to reagent rentals?

TJ Johnson - HTG Molecular Diagnostics Inc. - CEO

No.

Unidentified Participant

How many were reagent rentals, and how many were purchases?

TJ Johnson - HTG Molecular Diagnostics Inc. - CEO

Yeah, all were purchases in the quarter.

Unidentified Participant

All? Okay, great.

And then, what’s the initial feedback from customers in the large oncology panel, and how has it driven overall interest in the quarter?

TJ Johnson - HTG Molecular Diagnostics Inc. - CEO

Yeah, it’s – it was pretty nominal from the perspective of the impact on Q2, Kevin. We’ve had the product in the hands of our early adopter customer, and the feedback has been extremely good, to the point where we’ve now released a product for broad-based sales throughout the commercial team.

Unidentified Participant

Got it.

And then lastly, are there any specific timing on new panel launches?

AUGUST 06, 2015 / 8:30PM, HTGM - Q2 2015 HTG Molecular Diagnostics Inc Earnings Call

TJ Johnson - HTG Molecular Diagnostics Inc. - CEO

We’re not really giving out specifics on it, Kevin. We have four remaining, and as I indicated in my comments, we’re expecting products in Q3 and Q4.

Unidentified Participant

Okay, great. And then just one little housekeeping. Could you reiterate the instrument revenue for this quarter?

TJ Johnson - HTG Molecular Diagnostics Inc. - CEO

Yeah, it was $56,000, correct, Shaun?

Shaun McMeans - HTG Molecular Diagnostics Inc. - CFO, VP - Finance & Administration

Yes.

Unidentified Participant

All right. Got it. Thank you very much.

TJ Johnson - HTG Molecular Diagnostics Inc. - CEO

You’re welcome.

Operator

Our next question is from Mark Massaro with Cannacord Genuity. Your line is open.

Unidentified Participant

Hi guys, this is [Dave], in for Mark. How are you doing today?

TJ Johnson - HTG Molecular Diagnostics Inc. - CEO

Hey, Dave.

Unidentified Participant

Hi.

So, can you talk a little bit in eval times, and – and if there’s been any changes in – in – in those, in the quarter?

AUGUST 06, 2015 / 8:30PM, HTGM - Q2 2015 HTG Molecular Diagnostics Inc Earnings Call

TJ Johnson - HTG Molecular Diagnostics Inc. - CEO

Yeah, sure.

I would say our eval times are remaining fairly static, at this point. They – we really don’t expect that to change significantly until we’re able to both add menu to the system to drive that economic decision, and we believe that the tools that we’re adding for data interpretation are going to have a – a potential significant effect on that.

So we, obviously, talked about a fairly rapid uptick in July that we saw, with four conversions, so we’re very confident that our [PEPS] are converting at a high rate. They’re definitely taking longer than what we would like at this point.

AUGUST 06, 2015 / 8:30PM, HTGM - Q2 2015 HTG Molecular Diagnostics Inc Earnings Call

Operator

Thank you, and our next question is from Jose Haresco with JMP Securities, your line is open.

Jose Haresco - JMP Securities - Analyst

Hi, guys, good afternoon.

TJ Johnson - HTG Molecular Diagnostics Inc. - CEO

Hey, Jose.

Jose Haresco - JMP Securities - Analyst

Could you start with just giving some color on those four systems that converted over? You mentioned that it’s still taking a little longer than you’d like.

Maybe just some color on what – why all of those converted over, and what we can do, or what you think you can do to improve the speed of that process.

AUGUST 06, 2015 / 8:30PM, HTGM - Q2 2015 HTG Molecular Diagnostics Inc Earnings Call

TJ Johnson - HTG Molecular Diagnostics Inc. - CEO

Sure. I – I think, Jose, I think it’s a couple of things, for us.

First of all, you know, the EdgeSeq platform’s only actually been on market for, you know, 14, 15 months now. So therefore we’re not integrated into a lot of the various funding patterns that are out there in the marketplace, whether it’s grant writing or capital expenditures.

So, in many situations, we’re working with our customers to identify alternative funding mechanisms to – in order for them to – to purchase the instrument.

I think as we – as we now move into, kind of, the second year of – of being on market with the product, and we’re starting to get into some of those more natural funding mechanisms, we will start to see the timeframes come down.

I think the second major thing that we’ve identified is, because of the size of our panels, both the micro-RNA and now the oncology panel, being, you know, in excess of 2,400, 2,500 genes, that amount of genomic information going to the customers, we’ve seen, you know, a lot of non-standard methods for how to analyze the data.

That’s generated a lot of what I would call data analysis paralysis. That, then, caused us to begin to process within our internal biostatistical group to develop these web-access tools to try to generate some further standardization on sample QC, normalization, how to look at differential expression, how to do cross-platform comparisons and replicate comparisons.

I think those are probably two of the biggest things, Jose, that we’re focused on to kind of move the needle on speeding the transition from a performance evaluation plan into a – a capital purchase.

You know, we had four in July, I believe two were capital acquisitions, and two were RAPs, and all of those were folks who’ve, you know, been working with us on those various items that I just reviewed for you.

So we’re – we’re still very confident that our close rate is going to be very high, and we believe we’ve got the two things that are going to help make that first kind of jump down and find the closure with the two items that I – that I identified earlier.

And then, obviously, behind that, it’s adding menu to the product to help the economic justifications, and then, you know, we’re going to start putting, you know, quite a few more feet on the street over the back half of the year as well.

AUGUST 06, 2015 / 8:30PM, HTGM - Q2 2015 HTG Molecular Diagnostics Inc Earnings Call

Operator

Mr. Johnson, I’m not showing any further questions. Please proceed with any closing remarks.

TJ Johnson - HTG Molecular Diagnostics Inc. - CEO

Okay, thank you very much to everybody for joining our call this afternoon, and have a great evening.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program. You may all disconnect. Everyone have a great day.